UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Ampco–Pittsburgh Corporation

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD WEDNESDAY, APRIL 25, 2007

TO THE SHAREHOLDERS OF

AMPCO-PITTSBURGH CORPORATION

Notice is hereby given that the Annual Meeting of the Shareholders of Ampco-Pittsburgh Corporation will be held in The Carnegie Room, 3rd Floor, The Duquesne Club, 325 Sixth Avenue, Pittsburgh, Pennsylvania, on Wednesday, April 25, 2007 at 10:00 a.m., for the following purposes:

1.	To elect a class of three Directors for a term that expires in 2010.

2.	To transact such other business as may properly come before the meeting and any adjournment thereof.

Shareholders of record on March 7, 2007 are entitled to notice of and to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Rose Hoover,
Vice President Administration and Secretary

Pittsburgh, Pennsylvania

March 8, 2007

All shareholders are cordially invited to attend the meeting in person. Your vote is important and, whether or not you expect to attend in person, it is requested that you PROMPTLY fill in, sign, and return the enclosed proxy card or follow the internet or telephone voting instructions included on the proxy card.

PROXY STATEMENT

March 8, 2007

Annual Meeting of Shareholders April 25, 2007

SOLICITATION OF PROXIES

This Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of AMPCO-PITTSBURGH CORPORATION (the “Corporation”) to be held on April 25, 2007. The first mailing of the proxy material to the shareholders is expected to be made on March 15, 2007.

The accompanying proxy is solicited on behalf of the Board of Directors of the Corporation. In addition to the solicitation of proxies by use of the mails, proxies may be solicited by Directors and employees, in person or by telephone, and brokers and nominees may be requested to send proxy material to and obtain proxies from their principals. The Corporation will pay the costs incurred for those solicitations of proxies and will pay Mellon Investor Services, Newport Office Center VII, Jersey City, NJ a fee of $7,500, plus reimbursement of reasonable out-of-pocket expenses, for aid in the solicitation of proxies.

Any shareholder has the power to revoke the proxy at any time prior to the voting thereof. Revocation of the proxy will not be effective until notice thereof has been given to the Secretary of the Corporation or until a duly executed proxy bearing a later date is presented.

VOTING SECURITIES AND RECORD DATE

Only holders of record of Common Stock of the Corporation at the close of business on March 7, 2007, will be entitled to vote at the meeting. On that date, there were 9,837,497 shares of Common Stock outstanding. The holders of those shares are entitled to one vote per share. In the election of Directors, the shares may be voted cumulatively. Cumulative voting means that the number of shares owned by each shareholder may be multiplied by the number of Directors to be elected and that total voted for the nominees in any proportion. Shares that are not voted cumulatively are voted on a one vote per share basis for each nominee, except for those nominees, if any, for whom the shareholder is withholding authority to vote.

REQUIRED VOTE

Under Pennsylvania law and the Corporation’s by-laws, the presence of a quorum is required to transact business at the 2007 Annual Meeting of Shareholders. A quorum is defined as the presence, either in person or by proxy, of a majority of the votes that all shareholders are entitled to cast at the meeting. Abstentions, votes withheld from director nominees, and broker-dealer non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will be counted for purposes of determining a quorum, but will have no effect on matters to be voted on. Assuming the presence of a quorum, the three nominees for director receiving the highest number of votes will be elected directors and the affirmative vote of a majority of the votes cast at the meeting is necessary to approve any other proposal.

ELECTION OF DIRECTORS

A class of three Directors will be elected for a term of three years to fill the class of Directors whose term expires in 2007. All nominees for election to the Board of Directors are currently Directors. The nominees were recommended by the Nominating and Governance Committee and nominated by the Board of Directors at its February 20, 2007 meeting and are willing to serve as Directors if elected. If at the time of the Annual Meeting a nominee should be unable or unwilling to stand for election, the proxies will be voted for the election of such person, if any, as may be selected by the Board of Directors to replace him.

Nominees for Directors for a Term of Office Expiring in 2010:

LEONARD M. CARROLL (age 64, Director since 1996). Mr. Carroll has been Managing Director of Seneca Capital Management, Inc., a private investment company, for more than five years. He is also a Director of Gateway Bank.

LAURENCE E. PAUL (age 42, Director since 1998). Mr. Paul has been a managing principal of Laurel Crown Partners, a private investment company, since 2002. He is also a director of Biovail Corporation.

ERNEST G. SIDDONS (age 73, Director since 1981). Mr. Siddons has been President and Chief Operating Officer since March 2004. Prior to March 2004 he was Executive Vice President and Chief Operating Officer of the Corporation for more than five years.

Directors Whose Term of Office Expires in 2009:

ROBERT J. APPEL (age 75, Director since 2004); Mr. Appel has been President of Appel Associates since May 2003. Prior to May 2003, he was a partner of Neuberger Berman (an investment advisory firm which was acquired by Lehman Brothers) for more than five years.

WILLIAM D. EBERLE (age 83, Director since 1982). Mr. Eberle has been a private investor and consultant and Chairman of Manchester Associates, Ltd. for more than five years. He is also a director of America Service Group and Mid States, PLC.

PAUL A. GOULD (age 61, Director since 2002). Mr. Gould has been managing director of Allen & Co., Inc., an investment banking company, for more than five years. He is also a director of Liberty Media Corporation, Liberty Global, Inc. and Discovery Holding Company.

ROBERT A. PAUL (age 69, Director since 1970). Mr. Paul has been Chairman and Chief Executive Officer since March 2004. Prior to March 2004 he was President and Chief Executive Officer of the Corporation for more than five years. He is also the President and a director of The Louis Berkman Investment Company.

Directors whose Term of Office Expires in 2008:

LOUIS BERKMAN (age 98, Director since 1960). Mr. Berkman has been Chairman Emeritus of the Board since March 2004. Prior to March 2004, he was Chairman of the Board for more than five years. He is also Chairman and a director of The Louis Berkman Investment Company (steel products, fabricated metal products and industrial supplies).

WILLIAM K. LIEBERMAN (age 59, Director since 2004). Mr. Lieberman has been President of The Lieberman Companies since 2003. For more than five years before 2003, he was Executive Vice President of Hilb, Rogal and Hamilton Company of Pittsburgh, an insurance firm.

STEPHEN E. PAUL (age 39, Director since 2002). Mr. Paul has been a managing principal of Laurel Crown Partners, a private investment company, since 2002. He is also a director of Morton’s Restaurant Group, Inc.

CARL H. PFORZHEIMER, III (age 70, Director since 1982). Mr. Pforzheimer has been Managing Partner or Manager of Carl H Pforzheimer & Co. LLC or its predecessors or related entities for more than five years.

Louis Berkman is the father-in-law of Robert A. Paul and the grandfather of Laurence E. Paul and Stephen E. Paul (sons of Robert A. Paul). There are no other family relationships among the Directors and Officers.

The Board of Directors has adopted categorical standards to assist it in evaluating the independence of its Directors. The standards are attached to the Corporate Governance Guidelines which are available on the Corporation’s website at www.ampcopittsburgh.com. After performing this evaluation in accordance with those guidelines, the Board has determined that Robert J. Appel, Leonard M. Carroll, William D. Eberle, Paul A. Gould, William K. Lieberman and Carl H. Pforzheimer, III do not have material relationships with the Corporation (other than as members of the Board of Directors) and are independent within the meaning of the Corporation’s independence standards and those of the New York Stock Exchange (the “NYSE”).

Director Nominating Procedures

The Corporation’s Corporate Governance Guidelines and its Nominating and Governance Committee Charter charge the Nominating and Governance Committee with selecting nominees for election to the Board of Directors and with reviewing at least annually the qualifications of new and existing members of the Board of Directors, considering the extent to which such members may be considered “independent” within the meaning of applicable NYSE rules as well as other appropriate factors, including overall skills and experience.

The Nominating and Governance Committee will, from time to time, seek to identify potential candidates for director nominees and will consider potential candidates proposed by other members of the Board of Directors, by management of the Corporation or by shareholders of the Corporation.

In considering candidates submitted by shareholders of the Corporation, the Nominating and Governance Committee will take into consideration the needs of the Board of Directors and the candidate’s qualifications. To have a candidate considered by the Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	The name and address of the proposed candidate;

•	The proposed candidate’s resume or a listing of his or her qualifications to be a director of the Corporation;

•	A description of what would make such person a good addition to the Board of Directors;

•	A description of any relationship that could affect such person’s qualifying as an independent director, including identifying all other public company board and committee memberships;

•	A confirmation of such person’s willingness to serve as a director if selected by the Nominating and Governance Committee;

•	The name of the shareholder submitting the name of the proposed candidate, together with information as to the number of shares owned and the length of time of ownership; and

•	Any information about the proposed candidate that would, under the federal proxy rules, be required to be included in the Corporation’s proxy statement if such person were a nominee.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at 600 Grant Street, Suite 4600, Pittsburgh, PA 15219 and, in order to allow for timely consideration, must be received not less than 120 days in advance of the anniversary date of the release of the proxy statement for the Corporation’s most recent annual meeting of shareholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors and the Nominating and Governance Committee believes that the candidate has the potential to be a good candidate, the Committee would seek to gather information from or about the candidate, including through one or more interviews as appropriate and review his or her accomplishments and qualifications generally, including in light of any other candidates that the Committee may be considering. The Nominating and Governance Committee’s evaluation process does not vary based on whether the candidate is recommended by a shareholder.

Non-Management Directors

The non-management directors have regularly scheduled executive sessions. On April 26, 2006 Leonard M. Carroll was chosen to preside as the lead director at these meetings. A new lead director will be chosen annually. Any shareholder who wants to communicate directly with the presiding director or the non-management directors as a group can do so by following the procedure below under “Shareholder Communications with Directors”.

Shareholder Communications

The Board of Directors has established a process to receive communications from shareholders and other interested parties. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or such individual or group or committee and sent to Ampco-Pittsburgh Corporation “c/o Corporate Secretary” at 600 Grant Street, Suite 4600, Pittsburgh, PA 15219. Communications sent in this manner will be reviewed by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to one or more of the Corporation’s directors.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held five meetings in 2006. The Executive Committee of the Board of Directors took action three times by written consent. The Executive Committee in 2006 was comprised of five Directors: Robert A. Paul, Ernest G. Siddons, Leonard M. Carroll, William K. Lieberman and Carl H. Pforzheimer, III.

The Compensation Committee met twice in 2006 and is comprised of William D. Eberle (Chairman), Robert J. Appel and Paul A. Gould. The Nominating and Governance Committee met twice in 2006 and is comprised of Paul A. Gould (Chairman), William K. Lieberman and Carl H. Pforzheimer, III. The Stock Option Committee was comprised of William D. Eberle (Chairman), Carl H. Pforzheimer, III and Leonard M. Carroll but did not meet in 2006. In February, 2007 the Stock Option Committee was eliminated and its duties were assumed by the Compensation Committee. The Investment Committee met twice in 2006 and was comprised of Robert A. Paul, Ernest G. Siddons, Robert J. Appel and Paul A. Gould.

The Audit Committee held eight meetings in 2006 and was comprised of Carl H. Pforzheimer, III (Chairman), William D. Eberle, Leonard M. Carroll, Paul A. Gould and Robert J. Appel. None of the Committee members is now, or has within the past five years been, an employee of the Corporation. The Audit Committee reviews the Corporation’s accounting and reporting practices, including internal control procedures, and maintains a direct line of communication with the Directors and the independent accountants.

All members of the Audit Committee, Nominating and Governance Committee and Compensation Committee are independent as that term is defined by the applicable Securities and Exchange Commission (“SEC”) rules, listed company standards of the NYSE and the categorical standards adopted by the Board of Directors. Each member of the Audit Committee is financially literate. The Board of Directors has determined that the Chairman of the Audit Committee is a “financial expert” as defined in the applicable SEC rules.

All of the Directors attended at least 75% of the applicable board and committee meetings.

In 2006, each Director who was not employed by the Corporation received an annual retainer, payable quarterly, of $15,000, except for the Chairman of the Audit Committee, who received $17,500. Each non-employee Director also received $1,000 for each Board meeting and Audit Committee meeting attended and $500 for all other committee meetings attended. Attendance may be either in person or by telephonic connection and Directors did not receive a fee for either Board or committee meetings if they did not attend. In August 2006, the annual retainer to be paid in 2007 to non-employee Director and to the Chairman of the Audit Committee was increased to $20,000 and $22,500 respectively.

The Nominating and Governance Committee Charter, the Compensation Committee Charter, the Audit Committee Charter and the Corporate Governance Guidelines are available on the Corporation’s website at www.ampcopittsburgh.com. The Corporation has also adopted a Code of Business Conduct and Ethics that applies to all of its officers, directors and employees, as well as an additional Code of Ethics that applies to the Corporation’s chief executive officer and chief financial officer. Copies of both Codes are available on the Corporation’s website. The Corporation will provide a copy of these documents to any shareholder who makes a request in writing to the Corporate Secretary, Ampco-Pittsburgh Corporation, 600 Grant Street, Suite 4600, Pittsburgh, PA 15219.

The Corporation encourages its Directors to attend the Annual Meeting of the Corporation’s shareholders. All of the Directors were in attendance at the 2006 Annual Meeting.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements with management and has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as may be modified or supplemented.

The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent accountants their independence.

Based on the review and discussions referred to in the preceding paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

The following table summarizes the aggregate fees to the Corporation by Deloitte & Touche LLP:

	2006	2005
Audit fees (a)	$616,798	$654,520
Audit—related fees (b)	25,105	13,425
Tax fees (c)	44,742	85,684
All other fees (d)	1,900	—

Total (e)	$688,545	$753,629

(a)	Fees for audit services for 2006 and 2005 consisted primarily of fees for the audit of the Corporation’s annual consolidated financial statements including restatement of the 2004 consolidated financial statements in 2005, and audit of management’s assessment of internal controls to meet the requirements of the Sarbanes-Oxley Act of 2002.

(b)	Fees for audit-related services related primarily to the audits of the Corporation’s employee benefit plans.

(c)	Fees for tax services related primarily to tax compliance which are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and assess amounts to be included in tax filings and consisted of review of income tax returns, calculation of extraterritorial income exclusion and licensing fees for use of tax software.

(d)	Fees for all other services billed consisted of permitted non-audit services related to review of a United Kingdom grant application in 2006.

(e)	The Audit Committee approved all fees in the years reported.

In considering the nature of the services provided by Deloitte & Touche LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte & Touche LLP and the Corporation’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The Audit Committee has adopted a Policy for Approval of Audit and Non-Audit Services provided by the Corporation’s independent auditor. According to the policy, the Corporation’s independent auditor may not provide the following prohibited services to the Corporation:

•

maintain or prepare the Corporation’s accounting records or prepare the Corporation’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC;

•

provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Corporation’s financial statements, or where the independent auditor would audit the results;

•	provide certain management or human resource functions;

•	serve as a broker-dealer, promoter or underwriter of the Corporation’s securities;

•	provide any service in which the person providing the service must be admitted to practice before the courts of a U.S. jurisdiction;

•	provide any internal audit services relating to accounting controls, financial systems, or financial statements; or

•

design or implement a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Corporation’s financial statements, taken as a whole.

In addition, in connection with its adoption of the Policy, the Audit Committee pre-approved certain audit-related and other non-prohibited services. Any services not prohibited or pre-approved by the Policy must be pre-approved by the Audit Committee in accordance with the Policy. The Pre-Approval Policy will be reviewed and approved annually by the Board of Directors.

Carl H. Pforzheimer, III (Chairman)

Robert J. Appel

Leonard M. Carroll

William D. Eberle

Paul A. Gould

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT INCLUDING NOMINEES

The following table sets forth information, to the extent known by the Corporation, concerning individuals (other than Directors or Officers of the Corporation) or entities holding more than five percent of the outstanding shares of the Corporation’s Common Stock. The “percent of class” in the table below is calculated based upon 9,837,497 shares outstanding as of March 7, 2007.

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of class

The Louis Berkman Investment Company P. O. Box 576 Steubenville, OH 43952	2,363,842	(1)	24.03

Gabelli Funds, Inc. (and affiliates) Corporate Center Rye, NY 10580	1,631,432	(2)	16.58

Van Den Berg Management 805 Las Cimas Parkway Austin, TX 78746	810,998	(3)	8.24

Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	517,123	(4)	5.26

(1)	Louis Berkman is an officer and director of The Louis Berkman Investment Company and owns directly 61.51% of its common stock. Robert A. Paul, is an officer and director of The Louis Berkman Investment Company, and disclaims beneficial ownership of the 38.49% of its common stock owned by his wife.

(2)	Reported in an amendment to Schedule 13D filed with the SEC in November 2006.

(3)	Reported as of December 31, 2004 on a Schedule 13G filed with the SEC disclosing it had shared and sole voting and dispositive power of these shares.

(4)	Reported as of December 31, 2006 on a Schedule 13G filed with the SEC in which it disclaims beneficial ownership and discloses it had sole voting and dispositive power of these shares which are held in portfolios of various investment vehicles.

The following table sets forth as of March 7, 2007 information concerning the beneficial ownership of the Corporation’s Common Stock by the Directors and Named Executive Officers and all Directors and Executive Officers of the Corporation as a group:

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Louis Berkman	2,701,108	(1)(2)	27.46
Robert A. Paul	177,922	(2)(3)	1.81
Ernest G. Siddons(N)	51,833	(4)	.53
Robert F. Schultz	15,200	(5)	.15
Terrence W. Kenny	12,500	(6)	.13
Rose Hoover	12,500	(7)	.13
Dee Ann Johnson	12,500	(8)	.13
Robert J. Appel	3,000		*
Paul A. Gould	3,000		*
Carl H. Pforzheimer, III	2,733	(9)	*
Leonard M. Carroll(N)	1,500		*
Laurence E. Paul(N)	1,000		*
Stephen E. Paul	1,000		*
William D. Eberle	1,000	(10)	*
William K. Lieberman	1,000	(11)
Directors and Executive Officers as a group (15 persons)	2,996,530	(12)	30.46

(N)	Nominee for Director
*	less than .1%

(1)	Includes 215,000 shares owned directly, 120,000 shares that he has the right to acquire within 60 days pursuant to stock options, 2,363,842 shares owned by The Louis Berkman Investment Company and the following shares in which he disclaims beneficial ownership: 1,266 shares held by The Louis and Sandra Berkman Foundation, of which Louis Berkman and Robert A. Paul are Trustees, and 1,000 shares owned by his wife.

(2)	The Louis Berkman Investment Company owns beneficially and of record 2,363,842 shares of the Corporation’s Common Stock. Louis Berkman is an officer and director of The Louis Berkman Investment Company and owns directly 61.51% of its common shares. Robert A. Paul, an officer and director of The Louis Berkman Investment Company, disclaims beneficial ownership of the 38.49% of its common stock owned by his wife. The number of shares shown in the table for Robert A. Paul does not include any shares held by The Louis Berkman Investment Company.

(3)	Includes 42,889 shares owned directly, 120,000 shares that he has the right to acquire within 60 days pursuant to stock options and the following shares in which he disclaims beneficial ownership: 13,767 shares owned by his wife and 1,266 shares held by The Louis and Sandra Berkman Foundation, of which Robert A. Paul and Louis Berkman are Trustees.

(4)	Includes 1,833 shares owned jointly with his wife and 50,000 shares that he has the right to acquire within 60 days pursuant to stock options.

(5)	Includes 200 shares owned jointly with his wife, and 15,000 shares that he has the right to acquire within 60 days pursuant to stock options.

(6)	Shares that he has the right to acquire within 60 days pursuant to stock options.

(7)	Shares that she has the right to acquire within 60 days pursuant to stock options.

(8)	Shares that she has the right to acquire within 60 days pursuant to stock options.

(9)	Includes 1,000 shares owned directly, 800 shares held by a trust of which he is a trustee and principal beneficiary, and the following shares in which he disclaims beneficial ownership: 133 shares held by his daughter and 800 shares held by a trust of which he is a trustee.

(10)	Shares held by a trust of which he is a trustee.

(11)	Shares held jointly with his wife.

(12)	Includes 342,500 shares that certain officers have the right to acquire within 60 days pursuant to stock options and excludes double counting of shares deemed to be beneficially owned by more than one Director.

Unless otherwise indicated the individuals named have sole investment and voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Corporation’s directors, executive officers and persons who beneficially own more than 10% of the Corporation’s common stock, to file reports of holdings and transactions in the Corporation’s common stock with the SEC and to furnish the Corporation with copies of all Section 16(a) reports that they file. Based on those records and other information furnished, during 2006, executive officers, directors and persons who beneficially own more than 10% of the Corporation’s common stock complied with all filing requirements.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the executive officers listed in the Summary Compensation Table that immediately follows this discussion. We refer to these executive officers as our “named executive officers.”

Compensation decisions for Mr. Paul, our Chairman and Chief Executive Officer (“CEO”), are made by the recommendation of the Compensation Committee of our Board of Directors (the “Committee”) and approved by the independent directors on the Board of Directors. Mr. Paul is also referred to as Principal Executive Officer or “PEO”. The Committee, in consultation with Mr. Paul, makes recommendations to our Board of Directors with regard to director compensation and compensation of Mr. Siddons, our President and Chief Operating Officer and other officers and managerial employees if their salaries exceed $200,000 per year. Mr. Paul and Mr. Siddons have been delegated the authority to determine the salaries of named executive officers (and other executive and managerial employees) below an annual level of $200,000, which, for 2006, included the salaries of all named executive officers other than Mr. Paul and Mr. Siddons.

2006 COMPENSATION

Compensation Objectives

The compensation paid or awarded to our named executive officers for 2006 was designed to meet the following objectives:

•	Provide compensation that is competitive with compensation for executive officers providing comparable services, taking into account the size of the Corporation, the nature of its business, and the location of its headquarters. We refer to this objective as “competitive compensation.”

•	Create a compensation structure under which a meaningful portion of total compensation is based on achievement of performance goals relating to the Corporation’s and the individuals’ performance and to enhancement of shareholder value. We refer to this objective as “performance incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

We considered various components of our 2006 compensation payments and awards (added to payments and awards granted in prior years) to meet these objectives as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation Performance Incentives

Incentive Bonus Plan Awards	Competitive Compensation Performance Incentives

Discretionary Bonus Awards	Competitive Compensation Performance Incentives

Options	Competitive Compensation Performance Incentives

Change in Control Severance Protection	Competitive Compensation Retention Incentives

SERP Benefits	Competitive Compensation Retention Incentives

Determination of Competitive Compensation

In assessing competitive compensation, we relied primarily on the general knowledge of our Committee and Board members and our Chairman and CEO concerning the level of compensation provided by other “middle market” public companies headquartered in the Greater Pittsburgh area, with such knowledge derived informally from their service on other boards of directors, their acquaintances with directors and executives of other companies, and their review of public filings by such companies. We did not rely on benchmarking data or recommendations provided by outside consultants, and we did not try to set the levels of compensation for named executive officers to correspond with levels established by benchmarking data or surveys. Rather, our goal was to provide an overall compensation package that would generally be in line with what other comparable companies are providing to their executive officers.

Salaries

New salary levels for our named executive officers are established on an annual basis at varying anniversary dates. The Corporation’s financial results are taken into account in making the adjustments.

Determinations regarding salary adjustments are made based on a number of objective and subjective factors, including cost of living increases, the Corporation’s financial performance, and a qualitative analysis of each individual officer’s performance during the preceding year, taking into account such factors as leadership, commitment, and execution of corporate initiatives and special projects assigned by the Board or the Chairman or the President. We also consider whether there has been any material change in the officer’s title, duties and responsibilities in the preceding year. Where an officer has assumed material additional duties, or has been promoted, an above-normal salary adjustment would typically be justified. Finally, in rare circumstances, we may decide to make a market adjustment in salaries, if we determine that salary levels for one or more of our named executive officers have fallen materially below levels that we consider appropriate in order to maintain a competitive compensation package and to discourage valued executives from leaving to pursue other opportunities. Salary adjustments for our Chairman and our President are reviewed and must be approved by the Board of Directors, after a recommendation by the Committee. Salary adjustments for the other named executive officers are determined by the Chairman and President.

The base salary determinations for each named executive officer in 2006 were as follows:

Name	2006 Base Pre-Adjustment Salary	2006 Base Adjusted Salary(1)	Percentage Increase
Robert A. Paul	$469,000	$494,000	5.3%
Ernest G. Siddons	$447,000	$472,000	5.6%
Marliss D. Johnson	$120,000	$135,000	12.5%
Robert F. Schultz	$179,000	$186,000	3.9%
Terrence W. Kenny	$172,000	$180,000	4.6%
Rose Hoover	$140,000	$150,000	7.1%

(1)	The numbers in the above chart are different than the 2006 salary figures in the Summary Compensation Table which appears later in this section because those numbers represent total salary paid during calendar 2006, and not just base salary as in the above chart.

(2)	Rose Hoover is voluntarily reported in this disclosure because of her inclusion in last year’s proxy disclosure and because with her information included, this proxy now includes compensation disclosure for all current officers of the Corporation. The new requirement to include the Chief Financial Officer would have allowed the Corporation to exclude her information. In December 2006, Ms. Hoover was promoted to Vice President Administration and her salary was increased to $160,000 effective January 1, 2007.

Incentive Bonus Plan Awards

The Committee adopted in December of 2005 an Incentive Bonus Plan for 2006 for Messrs. Paul and Siddons. Incentive payments were to be determined based on the Corporation’s 2006 income from operations performance as compared to the Corporation’s business plan for 2006. The maximum payment that could have been made as a bonus to each of the two individuals was 35% of their base salary. The plan allows for the exclusion of costs related to asbestos litigation and related asbestos matters and pension credit from operating income. In addition, the Committee, at its discretion, may award bonuses to the participants if it determines that circumstances so warrant. Based on the Corporation’s operating income in 2006, excluding costs of asbestos litigation and related matters and pension credit, each of Messrs. Paul and Siddons earned an Incentive Bonus Award for 2006 equal to 35% of their annual salary in effect on December 31, 2006, or $172,900 for Mr. Paul and $165,200 for Mr. Siddons.

In December 2006, the Committee approved a similar bonus plan for Messrs. Paul and Siddons for 2007 with a maximum payment to the individuals of 40% of annual salary based on attaining a materially higher level of earnings in 2007 than in 2006.

Mr. Kenny, Group Vice President and a named executive officer, is also covered by an Incentive Bonus Plan for 2006 based on income from operations of the Air and Liquid Processing segment compared to the business plan for that segment. The Incentive Bonus Plan is established by the Chairman and President and provides for a maximum bonus payment of 35% of base salary. In addition, the plan provides for a discretionary bonus if it is determined that circumstances so warrant. In 2006, Mr. Kenny earned an Incentive Bonus Award equal to $49,500 under his 2006 Incentive Bonus Plan, and nothing as a discretionary bonus. A similar plan was also established for Mr. Kenny by the Chairman and President for 2007.

Discretionary Bonus Awards

Each year, the Chairman and President determine the amount of discretionary bonuses paid to our named executive officers who do not participate in the Incentive Bonus Plans described above. The bonuses are determined in a manner similar to the annual base salary adjustments, that is, based on a number of objective and subjective factors, including the Corporation’s financial performance, and a qualitative analysis of each individual officer’s performance during the preceding year, taking into account such factors as leadership, commitment, and execution of corporate initiatives and special projects assigned by the Chairman or by the President. The discretionary bonuses are also considered together with the base salary adjustments in ensuring that our executive officers are provided a competitive level of cash compensation each year, but the discretionary bonus portion provides flexibility to adjust total annual cash compensation to align with current performance (whereas a base salary adjustment tends to be carried forward from year to year). For 2006, the following discretionary bonus awards were given for our named executive officers who did not participate in an Incentive Bonus Plan:

Name	Bonus Amount
Marliss D. Johnson	$32,500
Robert F. Schultz	$40,000
Rose Hoover	$40,000

ROLE OF OPTION GRANTS

In prior years, the Stock Option Committee made grants of stock options under the 1997 Stock Option Plan, as amended, to the named executive officers and certain other key employees of the Corporation as determined by the Chairman and President. The Option grants to the named executive officers were determined in a manner similar to the annual base salary adjustments and discretionary bonus program, that is, based on a number of objective and subjective factors, including the Corporation’s financial performance, and a qualitative analysis of each individual officer’s performance during the preceding year, taking into account such factors as leadership, commitment, and execution of corporate initiatives and special projects assigned by the Chairman or by the President. There are no more shares reserved for issuance under the 1997 Stock Option Plan and, therefore, no options were granted in 2006.

ONGOING AND POST-EMPLOYMENT AGREEMENTS

We have several plans and agreements that enable our named executive officers to accrue retirement benefits as the executives continue to work for us or that provide severance benefits upon certain types of termination of employment. These plans and agreements have been adopted and/or amended at various times over many years, and they have been designed to be a part of a competitive compensation package. The plans and agreements described below do not include plans that are generally available to all of our salaried employees:

•	Supplemental Executive Retirement Plan (“SERP”)—We maintain a supplemental executive retirement plan, which is a nonqualified deferred compensation plan that provides benefits for executives in excess of the benefits that may be provided under our tax qualified defined benefit retirement plan (“Plan”) as a result of limits imposed by the Internal Revenue Code. The SERP also provides additional payment rights and benefits in the event of a change in control. All of our named executive officers participate in the SERP. See the “Retirement Benefits” table and accompanying narrative for a description of the SERP.

•	Change in Control Agreements—We have change in control agreements with respect to each of our named executive officers. Our agreements with executives provide for payments and other benefits if we terminate an executive’s employment without cause or if the executive terminates employment for “good reason” within 24 months following a change in control. The agreements covering our Chairman and our President also provide that if the change in control payments exceed certain threshold amounts, we will make additional payments to reimburse the executives for excise and related taxes imposed under the Internal Revenue Code. The change in control agreements are described under “Potential Payments Upon Termination or Change in Control” below. See “Tax Considerations” below for further information regarding the excise tax reimbursement.

TAX CONSIDERATIONS

Under Section 162(m) of the Internal Revenue Code, a publicly held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation paid to the chief executive officer and other officers listed on the Summary Compensation Table. Our policy is generally to preserve the federal income tax deductibility of compensation paid to our executives. Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our Corporation. While we believe that all compensation paid to our executives in 2006 was deductible, some portion of compensation paid in future years may not be deductible as a result of Section 162(m).

In the event of a change in control, payments to an executive may be subject to an excise tax, and may not be deductible by us, under Sections 280G and 4999 of the Internal Revenue Code. If change in control payments exceed certain threshold amounts, the change in control agreements with our Chairman and our President require that we may make additional payments to the executives to reimburse them for excise tax imposed by Section 4999 of the Internal Revenue Code, as well as other taxes in respect of the additional payments. The change in control agreements were implemented to motivate our named executives to increase shareholder value while remaining employed by us. Our Chairman and our President are most significantly at risk of incurring a material reduction in the value of their change in control benefits as the result of this excise tax, and we believe that the retention incentives provided to them by these agreements would be frustrated by the possible imposition of these significant excise taxes. We did not wish to have the provisions of these agreements for our Chairman and our President serve as a disincentive to their pursuit of a change in control that might otherwise be in the best interests of our Corporation and its stockholders. Accordingly, we determined to provide a payment under certain circumstances to reimburse them for excise taxes payable in connection with change in control payments, as well as any taxes that accrue as a result of our reimbursement. We believe that, in view of their record in enhancing value for our stockholders, this determination is appropriate.

ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION

As discussed above, Mr. Paul and Mr. Siddons determined the appropriate salary adjustments and discretionary bonuses to be provided to named executive officers other than themselves.

SUMMARY COMPENSATION TABLE

Summary compensation information for our named executive officers for 2006 is set forth in the following table:

(a)	(b)	(c)	(d)	(g)	(h)	(i)	(j)
Name and Principal Position	Year ($)	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (1) ($)	Total ($)
PEO—Robert A. Paul, Chairman and Chief Executive Officer	2006	481,500		172,900	141,363	39,317	835,080

Ernest G. Siddons President and Chief Operating Officer	2006	459,500		165,200	151,672	32,885	809,257

Robert F. Schultz Vice President and Senior Counsel	2006	182,500	40,000		91,811	29,347	343,658

Terrence W. Kenny Vice President and Senior Counsel	2006	176,000		49,500	42,672	21,983	290,155

Rose Hoover Vice President Administration and Secretary	2006	143,333	40,000		41,510	23,746	248,589

PFO—Marliss D. Johnson, Vice President, Controller and Treasurer	2006	125,000	32,500		3,725	24,141	185,366

(1)	Represents a medical expense reimbursement plan, personal use of a company provided vehicle and club memberships. None of the individual perquisite values exceeded the threshold of the greater of $25,000 or 10% of the total perquisites.

(2)	Columns (e) and (f) were omitted because no stock or option awards were granted in 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes certain information regarding outstanding equity awards at fiscal year-end:

	Option Awards/Stock Awards
(a)	(b)	(c)	(e)	(f)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Robert A. Paul	60,000	0	$10/share	12/15/2008
	60,000	0	$10.8125/share	4/25/2010
Dee Ann Johnson	5,000	0	$11.125/share	12/14/2010
	7,500	0	$13.67/share	7/26/2015
Ernest G. Siddons	50,000	0	$10.8125/share	4/25/2010
Robert F. Schultz	15,000	0	$10/share	12/15/2008
Terrence W. Kenny	10,000	0	$10.8125/share	4/25/2010
	2,500	0	$13.67/share	7/26/2015
Rose Hoover	12,500	0	$13.67/share	7/26/2015

Note: there are no Equity Incentive Plan Awards or Stock Awards so those columns have been omitted

The Supplemental Grants Plan-Based Awards table was omitted because we have no other awards to disclose.

OPTION EXERCISES DURING FISCAL YEAR

The following table summarizes the number of stock options exercised by our named executive officers in 2006 and the value realized upon exercise:

(a)	(b)	(c)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Robert F. Schultz	5,000	$51,991
Terrence W. Kenny	5,000	$49,576

Note: There were no Stock Awards so the columns related to shares acquired on vesting and value realized on vesting have been omitted. Named executive officers that did not exercise options in 2006 have been omitted.

RETIREMENT BENEFITS

As discussed above, the Corporation maintains a SERP for certain officers and key employees; that plan provides retirement benefits after completion of ten years of service and attainment of age 55. All named executive officers are participants in the SERP. The combined retirement benefit at age 65 or older provided by the Plan and the SERP is 50% of the highest consecutive five-year average earnings in the final ten years of service. Participants are eligible for reduced benefits for early retirement at age 55. A benefit equal to 50% of the benefit otherwise payable at age 65 is paid to the surviving spouse of any participant who has had at least five years of service, commencing on the later of the month following the participant’s death or the month the participant would have reached age 55. In addition, there is an offset for pensions from other companies. Certain provisions, applicable if there is a change of control, are discussed below in the “Change of Control Benefits” section.

The following table summarizes certain information regarding the value of the retirement benefits accrued by our named executive officers under the Plan and the SERP:

Pension Benefits

(a)	(b)	(c)	(d)		(e)
Name	Plan Name	Number of years credited service (#)	Present Value of Accumulated Benefit(3)(4) ($)		Payments During Last Fiscal Year ($)
Robert A. Paul—PEO (1)(3)	Plan SERP	42 42	$ $	1,514,283 1,088,512	0 0
Ernest G. Siddons (1)(3)	Plan SERP	27 27	$ $	1,888,389 307,944	0 0
Robert F. Schultz (2)	Plan SERP	25 25	$ $	965,314 0	0 0
Terrence W. Kenny	Plan SERP	22 22	$ $	505,922 35,332	0 0
Rose Hoover	Plan SERP	27 27	$ $	503,715 15,085	0 0
Dee Ann Johnson—PFO	Plan SERP	7 7	$ $	33,073 181,911	0 0

(1)	Mr. Paul and Mr. Siddons are both past normal retirement age at December 31, 2006 and eligible for the benefits indicated above.

(2)	Mr. Schultz is eligible for early retirement as of December 31, 2006. Assuming a December 31, 2006 retirement, the present value of accumulated plan benefits is $936,349 for the Plan and 0 for the SERP.

(3)	Benefits shown in column (d) can only be received by participants following retirement in the form of monthly pension payments. A change of control could trigger a lump sum payment for benefits under the SERP.
(4)	The present value of accumulated retirement and SERP benefits were determined by using normal retirement age, RP 2000 mortality tables, life annuity form of payment for the retirement plan and 50% joint and survivor for the SERP all calculated at a 6% discount rate.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Mr. Paul and Mr. Siddons each have two-year contracts (which automatically renew for one-year periods unless the Corporation chooses not to extend) providing for compensation equal to five times their annual compensation (with a gross-up provision to cover the cost of any federal excise tax on the benefits) in the event their employment is terminated by the Corporation or they resign for good cause within 24 months following a change of control, as well as the right to equivalent office space and secretarial help for a period of one year after a change in control. All Vice Presidents, including our remaining named executive officers, and one other employee have two-year contracts (which automatically renew for one-year periods unless the Corporation chooses not to extend) providing for three times their annual compensation in the event their employment is terminated by the Corporation or for good cause by the employee within 24 months following a change of control. All of the contracts provide for the continuation of employee benefits, for three years for the two senior executives and two years for the others, and the right to purchase the leased car used by the covered individual at the Corporation’s then book value. The same provisions concerning change in control that apply to the contracts apply to the SERP and vest the right to that pension arrangement. A change of control triggers the right to a lump sum payment equal to the present value of the vested benefit under the SERP, if applicable.

The following circumstances would trigger payments under these agreements if, following these events, the individual’s employment is terminated within 24 months following these events and if the termination was not for cause or because of death, disability or by the individuals without good reason:

•	If a person, other than persons currently in control, becomes an owner, directly or indirectly, of 50% or more of the combined voting power of the Corporation’s outstanding voting securities;

•	If for two consecutive years there ceases to be a majority of the Board of individuals who at the beginning of the period were Board members, other than an new director whose election was approved by a vote of 2/3 of directors then still in office who were directors at beginning of the period or whose election or nomination for election was previously approved;

•	If the shareholders approve a merger or consolidation in which the Corporation’s common stock is converted into shares of another corporation or cash or other property or the Corporation’s common stock not converted but 40% of the surviving corporation in the merger is owned by shareholders other than those who owned the Corporation’s common stock prior to merger;

•	If there occurs any transaction which results in the Corporation’s common stock no longer being publicly traded; or

•	If the shareholders of the Corporation approve a plan of complete liquidation or agreement for sale or disposition of substantially all assets followed by distribution of proceeds to shareholders.

These thresholds for triggering payments under these contracts were selected because the corporation wanted to cover all reasonable circumstances that could be considered a “change of control” and the provisions were customary for these types of agreements at the time.

If one of the above events took place on December 31, 2006, the estimated payments and benefits that would be payable by the Corporation to the named executive officers would be as summarized in the following table:

Potential Payments upon Termination or Change in Control

Name	Compensation(1) $	Gross up for Excise Tax $	Office and Secretary $	Benefit Continuation(2) $	SERP(3) $	Total $
Robert A. Paul	3,126,600	1,343,783	45,000	79,530	1,191,568	5,786,481
Ernest G. Siddons	2,985,800	1,254,186	45,000	79,096	392,612	4,756,694
Robert F. Schultz	648,000	N/A	N/A	32,405	451,870	1,132,275
Terrence W. Kenny	630,000	N/A	N/A	48,964	543,277	1,222,241
Rose Hoover	540,000	N/A	N/A	48,582	510,659	1,099,241
Dee Ann Johnson	472,500	N/A	N/A	48,266	482,179	1,002,945

(1)	The amount of Compensation for Mr. Paul and Mr. Siddons represents five times their base salary and bonus paid for the prior year. The compensation amount for the remaining named executive officers is three times their base salary and bonus paid for the prior year.

(2)	The amounts in the table for Benefit Continuation represents the value of 36 months of company provided health, dental, disability, life insurance and other similar benefits for Mr. Paul and Mr. Siddons and 24 months for the remaining named executive officers.

(3)	Represents the acceleration in the vesting of the retirement benefit (from the required 55/10 to 5 years of service with no age requirement. In addition, the value of retirement benefits is paid in the form of a lump sum.

DIRECTORS’ COMPENSATION

In 2006, our non-employee directors were compensated by payment of an annual $15,000 retainer, a meeting fee of $1,000 for each Board and Audit Committee meeting attended, and a meeting fee of $500 for all other committee meetings attended. In recognition of his additional required service and responsibility, the chairman of our Audit Committee, Mr. Pforzheimer, receives an additional annual retainer of $2,500. Each non-employee director is also entitled to reimbursement for his reasonable out-of-pocket expenses incurred in connection with travel and attendance at Board and Board committee meetings. In August 2006, the annual retainer was increased to $20,000 effective January 2007. All other fees remained the same.

The following table sets forth certain information regarding the compensation earned by each non-employee director and one employee director who served on our Board of Directors in 2006. Other directors who are employed by the Corporation are not given additional compensation for their services as Directors.

(a)	(b)	(g)		(h)
Name	Fees earned or paid in cash(1) ($)	All Other Compensation ($)		Total ($)
Robert J. Appel	28,500			28,500
Leonard M. Carroll	28,000			28,000
William D. Eberle	29,500			29,500
Paul A. Gould	31,500			31,500
William K. Lieberman	21,000			21,000
Laurence E. Paul	20,000			20,000
Stephen E. Paul	20,000			20,000
Carl H. Pforzheimer, III	31,500			31,500
Louis Berkman	0	150,000	(2)	150,000

(1)	The primary reason why certain Directors received more fees in 2006 than others is because of their membership on various committees and not because of non-attendance by the Directors receiving less.

(2)	The amount reported for Mr. Berkman is paid as salary for the benefit of his continued experience and consulting availability to the Corporation and the Board of Directors. As the former Chairman of the Board, he still receives certain other benefits and perquisites. In addition, and as reported in the Security Ownership section of this proxy statement, Mr. Berkman was previously granted stock options in 1998 and 2000 which expire ten years from the date of grant. Mr. Berkman also currently receives a pension of $7,716 per month pursuant to the Corporation’s retirement plan because Federal law requires that 5% owners start receiving a pension after they reach the age of 70-1/2 whether retired or still employed.

NOTE: Information and columns related to Stock and Option Awards, Incentive Plans and Pension and Deferred Compensation have been omitted because those items are not applicable.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the corporation’s annual report on Form 10-K and, as applicable, the corporation’s proxy or information statement.

William D. Eberle, Chairman

Robert J. Appel

Paul A. Gould

Comparative Five-Year Total Returns*

Ampco-Pittsburgh Corporation, Standard & Poors 500 and Value Line Steel (Integrated) Index

(Performance results through 12/31/06)

Assumes $100 invested at the close of trading on the last trading day preceding January 1, 2001 in Ampco-Pittsburgh common stock, S&P 500, and Peer Group.

*Cumulative total return assumes reinvestment of dividends.

In the above graph, the Corporation has used Value Line’s Steel (Integrated) Industry for its peer comparison. The diversity of products produced by subsidiaries of the Corporation made it difficult to match to any one product-based peer group. Although not totally comparable, the Steel Industry was chosen because the largest percentage of the Corporation’s sales are to the global steel industry.

Historical stock price performance shown on the above graph is not necessarily indicative of future price performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2006, the Corporation bought industrial supplies from a subsidiary of The Louis Berkman Investment Company in transactions in the ordinary course of business amounting to approximately $1,774,691. Additionally, The Louis Berkman Investment Company paid the Corporation $210,000 for certain administrative services. Louis Berkman was an officer, director and shareholder and Robert A. Paul was an officer and director, of that company. These transactions and services were at prices generally available from outside sources. Transactions between the parties will also take place in 2007.

The purchase of industrial supplies from a wholly-owned subsidiary of The Louis Berkman Investment Company follows a competitive bid process which includes several non-related vendors after which annual contract awards are made to the lowest bidder by the purchasing executive at each of the Corporation’s subsidiary companies. The administration services are provided under an agreement to provide such services for fees which are subject to annual review including an increase to cover inflation in the costs of the Corporation.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

On February 20, 2007, the Board of Directors, upon recommendation of the Audit Committee, selected Deloitte & Touche LLP (“D&T”) as the independent accountants for the year 2007.

Representatives of D&T will be in attendance at the Annual Meeting, will have the opportunity to make a statement if they wish to do so and will respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR 2008

Any shareholder who wishes to place a proposal before the next Annual Meeting of Shareholders must submit the proposal to the Corporation’s Secretary, at its executive offices, not less than 120 calendar days in advance of the anniversary date of the release of this proxy statement to have it considered for inclusion in the proxy statement for the Annual Meeting in 2008.

OTHER MATTERS

The Board of Directors does not know of any other business that will be presented for action at the Annual Meeting. Should any other matter come before the meeting, however, action may be taken thereon pursuant to proxies in the form enclosed unless discretionary authority is withheld.

-PROXY-	-PROXY-

600 Grant St. Suite 4600, Pittsburgh, Pennsylvania 15219

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Robert A. Paul and Rose Hoover as proxies with full power of substitution, to vote as specified on the reverse side the shares of stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of AMPCO-PITTSBURGH CORPORATION, to be held at The Duquesne Club, in The Carnegie Room, 3rd Floor, 325 Sixth Avenue, Pittsburgh, PA, on Wednesday, April 25, 2007, at 10:00 a.m., and any adjournments thereof.

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1 (OR, IN THE DISCRETION OF THE PROXIES, THE SHARES MAY BE VOTED CUMULATIVELY). THE PROXIES NAMED ABOVE ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE SIGN ON REVERSE SIDE and mail in the enclosed, postage prepaid envelope.

Address Change/Comments (Mark the corresponding box on the reverse side)

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WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

However, if you choose to cumulate votes for directors you must vote by mail.

INTERNET http://www.proxyvoting.com/AP		Telephone 1-866-540-5760
OR
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	CUMULATIVE VOTING

	Insert your vote for the nominees named below in the designated space provided. The Directors will be elected by cumulative voting. If you chose to cumulate your votes, multiply the number of shares held by you by three and vote the result for the nominees listed below in any proportion. Stockholders may withhold authority to vote for a nominee by entering zero in the space following the nominee’s name.		FOR all nominees listed to the left, cumulative votes to be divided equally between the nominees	WITHHOLD AUTHORITY to vote for all nominees listed to the left	All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are by the filing of this proxy, expressly revoked.

	Nominees 01 Laurence E. Paul 02 Leonard M. Carroll 03 Ernest G. Siddons	Votes __________ __________ __________	OR ☐	OR ☐	PLEASE DO NOT FOLD, STAPLE OR DAMAGE.

Note: The total number of votes you cast in the election of directors should not exceed the number of shares shown above times three.

					DATED:__________________________________________________________	, 2007

Signature

Signature if held jointly

NOTE: Signature should conform exactly to name as stenciled hereon. Executors, administrators, guardians, trustees, attorneys and officers signing for a corporation should give full title. For joint accounts each owner must sign.

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CALCULATION OF NUMBER OF VOTES YOU MAY CAST

IN THE ELECTION OF DIRECTORS

Fill in the number of shares you own:

Multiply by 3:	X 3

Total votes:

The number in the box is the total number of votes you may cast in the election of directors. The total number of votes you may cast must be less than or equal to the number in the box, and it cannot exceed the number in the box.

YOUR VOTE IS IMPORTANT!

Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE VOTE